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                                                                     Exhibit 2.3

                            CERTIFICATE OF CONVERSION
                       FROM A LIMITED LIABILITY COMPANY TO
                                  A CORPORATION

                               * * * * * * * * * *
             IN ACCORDANCE WITH THE PROVISIONS OF SECTION 265 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
                               * * * * * * * * * *

          The undersigned, being duly authorized to execute and file this Certificate of Conversion from a domestic limited liability company to a domestic corporation for the purposes of converting Boise Cascade Holdings, L.L.C., a Delaware limited liability company (the "Company"), into a corporation pursuant to Section 265 of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST:     The jurisdiction where the Company was first formed is Delaware.

     SECOND:    The jurisdiction immediately prior to filing this Certificate of
Conversion is Delaware.

     THIRD:     The date the Company was first formed is July 26, 2004.

     FOURTH:    The name of the Company immediately prior to filing this
Certificate of Conversion is Boise Cascade Holdings, L.L.C.

     FIFTH:     The name of the domestic corporation as set forth in the
attached Certificate of Incorporation is Boise Cascade Company.

          The undersigned, being the duly authorized person of the Company, for the purposes of converting the Company into a domestic corporation pursuant to
Section 265 of the General Corporation Law of the State of Delaware, does make this Certificate of Conversion, hereby declare and certify that this my act and deed and the facts stated herein are true, and accordingly have hereunto set my hands on the 9th day of May, 2005.


                                               /S/ KAREN E. GOWLAND
                                               ---------------------------------
                                               Karen E. Gowland
                                               Authorized Person

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                          CERTIFICATE OF INCORPORATION

                                       OF

                              BOISE CASCADE COMPANY
                             A DELAWARE CORPORATION

     1. Boise Cascade Holdings, L.L.C. (the "COMPANY") was previously formed as a limited liability company organized under the Delaware Limited Liability Company Act.

     2. The conversion (the "CONVERSION") of the Company to Boise Cascade Company pursuant to Section 265 of the Delaware General Corporation Law (the "DGCL") and this Certificate of Incorporation were duly approved and authorized in the manner provided for by the Limited Liability Company Operating Agreement of the Company, the agreement governing the internal affairs of the Company and the conduct of its business, in accordance with Section 265(g) of the DGCL.

     Upon the filing of this certificate of incorporation and a certificate of conversion with respect to the Conversion with the office of the Secretary of State of the State of Delaware in accordance with Section 265(b) of the DGCL, the Conversion of the Company to the Corporation shall be effective (such time, the "EFFECTIVE TIME") and the certificate of incorporation of the Corporation shall be as follows:

                                   ARTICLE ONE
                                      NAME

     The name of the Corporation is Boise Cascade Company (the "CORPORATION").

                                   ARTICLE TWO
                           REGISTERED OFFICE AND AGENT

     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, county of New Castle. The name and address of the registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                                  ARTICLE THREE
                                     PURPOSE

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

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                                  ARTICLE FOUR
                                  CAPITAL STOCK

     Section 1. AUTHORIZED SHARES. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 366,000,000 shares, of which:

     150,000,000 shares, par value $0.01 per share, shall be shares of Class A common stock (the "CLASS A COMMON STOCK");

     100,000,000 shares, par value $0.01 per share, shall be shares of Class B common stock (the "CLASS B COMMON STOCK");

     10,000,000 shares, par value $0.01 per share, shall be shares of Class C common stock (the "CLASS C COMMON STOCK" and, together with the Class A Common Stock and Class B Common Stock, the "COMMON STOCK");

     40,000,000 shares, par value $0.01 per share, shall be shares of initially undesignated preferred stock ("PREFERRED STOCK"); and

     66,000,000 shares, par value $0.01 per share, shall be shares of Series A Redeemable Preferred Stock ("SERIES A PREFERRED").

     Section 2.     EXCHANGE OF EXISTING COMMON UNITS.

     (a) Upon the Effective Time, each of the Company's Series A common units heretofore authorized, issued and outstanding shall be exchanged for one share of Series A Preferred. Each certificate representing the Company's Series A common units outstanding immediately prior to the Effective Time shall represent from and after the Effective Time only the number of shares of Series A Preferred equal to the number of shares shown on the face of such certificate, which shares of Series A Preferred shall have the rights specified herein.

     (b) Upon the Effective Time, each of the Company's Series B common units heretofore authorized, issued and outstanding shall be exchanged for 0.075254660 shares of Class B Common Stock. Each certificate representing the Company's Series B common units outstanding immediately prior to the Effective Time shall represent from and after the Effective Time only the number of shares of Class B Common Stock equal to (i) the number of shares shown on the face of such certificate multiplied by (ii) 0.075254660, which shares of Class B Common Stock shall have the rights specified herein.

     (c) Upon the Effective Time, each of the Company's Series C common units heretofore authorized, issued and outstanding shall be exchanged for 0.075254660 shares of Class C Common Stock. Each certificate representing the Company's Series C common units outstanding immediately prior to the Effective Time shall represent from and after the Effective Time only the number of shares of Class C Common Stock equal to (i) the number of shares shown on the face of such certificate multiplied by (ii) 0.075254660, which shares of Class C Common Stock shall have the rights specified herein.

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     (d)  From and after the Effective Time, any holder of the Company's common units shall surrender the certificates held by such holder to the Corporation, and the Corporation shall promptly issue and deliver a certificate representing the shares of Series A Preferred, Class B Common Stock or Class C Common Stock, as applicable, owned by such holder after giving effect to such exchange.

     Section 3. COMMON STOCK. Except as (i) otherwise required by law or (ii) expressly provided in this Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

     (a) DIVIDENDS. Subject to the rights of the holders of Preferred Stock and Series A Preferred, and to the other provisions of this Certificate of Incorporation (as amended from time to time), holders of Class A Common Stock and Class B Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided that if dividends are declared or paid in shares of Common Stock, the dividends payable to holders of Class A Common Stock shall be payable in shares of Class A Common Stock and the dividends payable to the holders of Class B Common Stock shall be payable in shares of Class B Common Stock. Notwithstanding the foregoing, (i) on or prior to December 31, 2005, the Board will declare, and the Corporation will pay, out of any funds legally available therefor, a special, one-time cash dividend (the "FIRST SPECIAL CASH DIVIDEND") to the holders of the Class B Common Stock with certain net proceeds received from the Corporation's initial Public Offering (the "IPO"), (ii) on or prior to December 31, 2005, the Board will declare, and the Corporation will pay, out of any funds legally available therefor, a special, one-time cash dividend (the "SECOND SPECIAL CASH DIVIDEND") to the holders of the Class B Common Stock with certain net proceeds received from exercise of the underwriters over-allotment option in connection with the IPO, and (iii) on or prior to December 31, 2005, the Board will declare, and the Corporation will pay, a special one-time stock dividend (the "SPECIAL STOCK DIVIDEND") to the holders of the Class B Common Stock with shares of Class A Common Stock reserved for sale, but not sold, in connection with the underwriters' over-allotment option in connection with the IPO. The First Special Cash Dividend, the Second Special Cash Dividend and/or the Special Stock Dividend will be payable to the holders of the Class B Common Stock on the record date established by our board of directors.

     (b) VOTING RIGHTS. At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder's name on the stock transfer records of the Corporation. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, holders of Class A Common Stock shall not be eligible to vote on any alteration or change in the powers, preferences or special rights of the Class B Common Stock that would adversely affect the rights of the Class B Common Stock and would not adversely affect the rights of the Class A Common Stock; provided that, for the foregoing purposes, any provision for the voluntary or other conversion or exchange of the Class B Common Stock into or for Class A Common Stock on a one for one basis shall be deemed not to adversely affect the rights of the Class A Common

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Stock. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the corporation is the surviving entity) that occurs after payment of the First Special Cash Dividend, the Second Special Cash Dividend and the Special Stock Dividend, the holders of the Class A Common Stock shall be entitled to receive not less than the per share consideration received by the holders of the Class B Common Stock in such merger or consolidation and the holders of the Class B Common Stock shall be entitled to receive not less than the per share consideration received by the holders of Class A Common
Stock.

     (c)  CONVERSION RIGHTS.

     (i) CONVERSION OF CLASS A COMMON STOCK. The Class A Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation's capital stock.

     (ii) OPTIONAL CONVERSION OF CLASS B COMMON STOCK. Each share of Class B Common Stock shall be convertible into one share of Class A Common Stock at any time at the option of the holder; PROVIDED that no conversion of any fractional share (i.e., a share that is not an integral multiple of one) shall be permitted pursuant to this SECTION 3(c)(ii). By way of example, and not limitation, a holder of 50.33 shares of Class B Common Stock, may elect to convert 50 shares of Class B Common Stock into 50 shares of Class A Common Stock, but may not elect to convert his 0.33 shares of Class B Common Stock pursuant to this
SECTION 3(c)(ii).

     (iii) MANDATORY CONVERSION OF CLASS B COMMON STOCK. Upon the date on which 50% or more of the shares of Class B Common Stock outstanding as of the date that the IPO is consummated have been converted into Class A Common Stock pursuant to SECTION 3(c)(ii) (the "MANDATORY CONVERSION DATE"), each share of Class B Common Stock then outstanding shall automatically be converted, without payment of additional consideration by the holder thereof, into one fully paid and nonassessable share of Class A Common Stock; PROVIDED that if, as a result of the conversion, any holder of any fractional share of Class B Common Stock (i.e., a share of that is not an integral multiple of one), would be issued a fractional share of Class A Common Stock, the Corporation shall issue upon such conversion a full share of Class A Common Stock in respect of such fractional share of Class B Common Stock. By way of example, and not limitation, upon such conversion, a holder of 50.33 shares of Class B Common Stock would receive 51 shares of Class A Common Stock. The term "Public Offering" shall mean any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

     (iv) CONVERSION PROCEDURE. Each holder of Class B Common Stock may exercise the optional conversion right set forth in SECTION 3(c)(ii) by giving the Corporation a written notice (a "CONVERSION NOTICE") electing to exercise such right. Any conversion of Class B Common Stock pursuant to SECTION 3(c)(ii) shall be effected as of the date the Corporation receives such Conversion Notice (with respect to such converted shares, the "OPTIONAL CONVERSION DATE"). On each Optional Conversion Date (in the case of a conversion pursuant to SECTION 3(c)(ii)) or the Mandatory Conversion Date (in the case of a conversion pursuant to SECTION 3(c)(iii)), each share of Class B Common Stock to be converted shall immediately convert into the right to receive the

                                        4
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number of shares of Class A Common Stock as set forth in SECTION 3(c)(ii) or
3(c)(iii) above, as applicable. After each such date, no Class B Common Stock so converted shall be deemed to be outstanding or to have any rights other than those set forth above in this SECTION 3(c)(iv). After each Optional Conversion Date or the Mandatory Conversion Date, as applicable, any holder of certificates representing converted shares of Class B Common Stock may surrender to the Corporation at the office of the Corporation or of any transfer agent for the Class B Common Stock, the certificate or certificates representing such Class B Common Stock. The Corporation shall, as soon as practicable thereafter (but in no event more than five (5) business days thereafter), issue and deliver at such office to such holder, or to the holder's nominee or nominees, a certificate or certificates representing the number of shares of Class A Common Stock to which the holder shall be entitled as set forth in SECTION 3(c)(ii) or 3(c)(iii) above, as applicable, and, in the case of a conversion pursuant to SECTION 3(c)(ii), if less than the full number of shares of Class B Common Stock evidenced by such surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares of Class B Common Stock evidenced by such surrendered certificate less the number of such shares being converted.

     (d) PREEMPTIVE RIGHTS. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

     Section 4. PREFERRED STOCK. The Board of Directors is authorized, subject to limitations prescribed by law or any exchange on which the Corporation's securities may then be listed, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.

     Section 5. SERIES A PREFERRED.

     (a)  DIVIDENDS.

     (i) GENERAL OBLIGATION. When and as declared by the Corporation's board of directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay dividends in cash to the holders of the Series A Preferred as provided in this SECTION 5(a). Except as otherwise provided herein, dividends on each outstanding share of Series A Preferred (a "SERIES A PREFERRED SHARE") shall accrue on a daily basis at the rate of 8% per annum of the sum of the Liquidation Value thereof plus all Series A Preferred Accumulated Dividends thereon, from and including the date of issuance of such Series A Preferred Share to and including the date on which the Liquidation Value of such Series A Preferred Share (plus all

                                        5
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Series A Preferred Accumulated Dividends and all other accrued and unpaid dividends thereon) is paid. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Series A Preferred Share shall be deemed to be its "DATE OF ISSUANCE" regardless of the number of times transfer of such Series A Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series A Preferred Share; PROVIDED that with respect to each Series A Preferred Share that is issued as a result of the Conversion, the date of issuance shall, for all purposes of this SECTION 5(a), be October 29, 2004.

     (ii) DIVIDEND REFERENCE DATES. To the extent not paid on or prior to the last day of each June and December, beginning December 31, 2004 (each, a "DIVIDEND REFERENCE DATE"), all dividends which have accrued on each Series A Preferred Share outstanding during the six-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated ("SERIES A PREFERRED ACCUMULATED DIVIDENDS") and shall remain Series A Preferred Accumulated Dividends with respect to such Series A Common Share until paid.

     (iii) DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment shall be distributed ratably among the holders of such Series A Preferred Shares based upon the aggregate Series A Preferred Accumulated Dividends and all other accrued but unpaid dividends on the Series A Preferred Shares held by each such holder.

     (b) NOT A PARTICIPATING DIVIDEND. Holders of Series A Preferred Shares shall not be entitled, with respect to such shares of Series A Preferred, to participate in any dividend declared with respect to the Common Stock, including the First Special Cash Dividend, the Second Special Cash Dividend and the Special Stock Dividend.

     (c) VOTING RIGHTS. Except as otherwise provided herein and as otherwise required by applicable law, the Series A Preferred shall have no voting rights; PROVIDED THAT each holder of Series A Preferred shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

     (d) RETIREMENT OF SERIES A PREFERRED. On the date that the Corporation pays or makes available in full the entire Liquidation Value plus Series A Preferred Accumulated Dividends plus all other accrued but unpaid dividends on a share of Series A Preferred or otherwise acquires a share of Series A Preferred from the holder thereof, such share shall cease to be outstanding, shall be canceled and shall no longer accrue dividends or be entitled to any distribution from the Corporation.

     Section 6. GENERAL.

     (a) DIVIDENDS AND DISTRIBUTIONS. Except as set forth in SECTION 6(b) of this Article Four or in the Securityholders Agreement, any and all dividends or other distributions in respect of the

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Corporation's capital stock (including upon any liquidation, dissolution or winding up of the Corporation and including dividends payable under SECTION 5(a) above) shall be made when and as declared by the Corporation's board of directors in the following order and priority:

     (i) first, to the holders of Series A Preferred, Class A Common Stock and Class B Common Stock, ratably among such holders based upon the aggregate Pro Rata Share of each such holder, until (i) the aggregate amount paid from and after the date hereof under this clause (i) in respect of their shares of Series A Preferred equals the aggregate Liquidation Value thereof plus all Series A Preferred Accumulated Dividends and all other accrued and unpaid dividends thereon, and no share of Series A Preferred shall be entitled to any further payment in respect thereof, and (ii) the aggregate amount paid from and after the date hereof under this clause (ii) in respect of their shares of Class A Common Stock and Class B Common Stock equals the aggregate Original Purchase Price therefor; and

     (ii) second, after the payments required to be made pursuant to SECTION 6(a)(i) of this Article Four are made in full, all remaining amounts shall be paid to holders of Common Stock, ratably among such holders based on the total number of shares of Common Stock held by each such holder as of the record date for such dividend or distribution relative to the total number of shares of Common Stock outstanding as of the record date for such dividend or distribution.

For all purposes of SECTION 6(a)(ii), if any share of Class C Common Stock has been granted with a Threshold Equity Value established pursuant to SECTION 6(b), then such share of Class C Common Stock will not have the right to receive any dividends or other distributions under SECTION 6(a)(ii) (and such share of Class C Common Stock will be disregarded for purposes of allocating distributions ratably among the holders of Common Stock pursuant to SECTION 6(a)(ii)) until the aggregate distributions that have been made to all shares of Common Stock under SECTIONS 6(a)(i) and 6(a)(ii) from and after the date hereof are equal to the Threshold Equity Value of such share of Class C Common Stock.

     (b)  FPH MANAGEMENT SHARES.

     (i) From time to time after the date hereof, (i) in the event that FPH issues any FPH Series B Units to an FPH Management Member, then in connection with such issuance the Corporation will issue to FPH a number of shares (including fractional shares) of Class A Common Stock equal to the number of FPH Series B Units so issued MULTIPLIED BY 0.075254660; and (ii) in the event that FPH issues any FPH Series C Units to an FPH Management Member, then in connection with such issuance the Corporation will issue to FPH a number of shares (including fractional shares) of Class C Common Stock equal to the number of FPH Series C Units so issued MULTIPLIED BY 0.075254660. No Common Stock issued to FPH pursuant to this paragraph will be issued for consideration less than the par value of the issued Common Stock.

     (ii) In connection with any grant of a share of Class C Common Stock, the Corporation's board of directors will determine the Equity Value of the Corporation immediately prior to the grant of such share of Class C Common Stock. If such Equity Value is greater than the sum of the aggregate Liquidation Value (together with all Series A Preferred Accumulated Dividends and all other accrued and unpaid dividends thereon) of the Series A Preferred and the

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aggregate Original Purchase Price of the Class A Common Stock and Class B Common
Stock as of the date of such issuance, then such share of Class C Common Stock shall have a "THRESHOLD EQUITY VALUE" equal to the sum of (x) the Equity Value of the Company immediately prior to such issuance, PLUS (y) the aggregate dividends and other distributions pursuant to SECTION 6(a)(i) and (a)(ii) made prior to such issuance. For purposes of applicable corporate law, shares of Class C Common Stock issued with different Threshold Equity Values shall be considered sub-series of Class C Common Stock.

     (iii) In the event FPH elects to exercise its rights under any FPH Management Equity Agreement to repurchase FPH Series B Units from an FPH Management Member, the Corporation will redeem a number of shares (including fractional shares) of Class B Common Stock held by FPH equal to the number of FPH Series B Units to be redeemed MULTIPLIED BY 0.075254660, at a redemption price equal to the repurchase price payable by FPH for such FPH Series B Units pursuant to the terms of such FPH Management Equity Agreement (less any amount distributed to FHP in respect thereof by Boise Land & Timber Holdings Corp.). In the event FPH elects to exercise its rights under any FPH Management Equity Agreement to repurchase FPH Series C Units from an FPH Management Member, the Corporation will redeem a number of shares (including fractional shares) of Class C Common Stock held by FPH equal to the number of FPH Series C Units to be redeemed MULTIPLIED BY 0.075254660, at a redemption price equal to the repurchase price, if any, payable by FPH for such FPH Series C Units pursuant to the terms of such FPH Management Equity Agreement (less any amount distributed to FPH in respect thereof by Boise Land & Timber Holdings Corp.). In either case, such redemption price will be paid to FPH in cash or, to the extent the Corporation is prohibited by applicable law or by the terms of its or its Subsidiaries' debt financing agreements from paying such redemption price in cash, by issuance of a promissory note to FPH in the amount and on substantially the same terms as the promissory note that such FPH Management Equity Agreement provides will be issued by FPH in lieu of cash to such FPH Management Member for such FPH Series B Units or FPH Series C Units, as applicable.

     (c) REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office a register for the registration of shares of capital stock. Upon the surrender of any certificate representing capital stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of capital stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

     (d) REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of capital stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (PROVIDED THAT if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class

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represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     (e) DEFINITIONS. Solely for the purposes of this ARTICLE FOUR, the following terms shall have the meanings ascribed below.

     "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purpose of this definition, "control" means (i) the ownership or control of 50% or more of the equity interest in any Person, or (ii) the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise. For the avoidance of doubt, any limited partnership for which Madison Dearborn Partners L.L.C. either directly or indirectly serves as general partner shall be an "Affiliate" of FPH.

     "BOARD" means the Board of Directors of the Corporation.

     "DENOMINATOR AMOUNT" means, as of any date of determination, the sum of (i) the aggregate Liquidation Value of all shares of Series A Preferred then outstanding plus all Series A Common Accumulated Dividends and all other accrued and unpaid dividends thereon, plus (ii) the aggregate Original Purchase Price of all shares of Class A Common Stock and Class B Common Stock then outstanding.

     "DGCL" means the General Corporation Law of the State of Delaware.

     "EQUITY VALUE" means the total net pre-tax proceeds which would be received by the holders of the Corporation's capital stock if the assets of the Corporation as a going concern were sold in an orderly transaction designed to maximize the proceeds therefrom, and such proceeds were then distributed in accordance with SECTION 6(a), after payment of, or provision for, all obligations of the Corporation (including contingent obligations and Corporation-level taxes), as determined in good faith by the Corporation's board of directors.

     "FPH" means Forest Products Holdings, L.L.C., a Delaware limited liability company.

     "FPH LLC AGREEMENT" means that certain limited liability company agreement, dated the date hereof, relating to the affairs of FPH, as amended from time to time in accordance with its terms.

     "FPH MANAGEMENT EQUITY AGREEMENT" means a "Management Equity Agreement", as such term is defined in the FPH LLC Agreement.

     "FPH MANAGEMENT MEMBER" means a "Management Member" of FPH, as such term is defined in the FPH LLC Agreement.

     "FPH SERIES B UNIT" means a "Series B Common Unit" of FPH, as such term is defined in the FPH LLC Agreement.

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     "FPH SERIES C UNIT" means a "Series C Common Unit" of FPH, as such term is defined in the FPH LLC Agreement.

     "LIQUIDATION VALUE" of any share of Series A Preferred as of any particular date shall be equal to $0.551020408, as proportionately adjusted for stock splits, reverse stock splits, stock dividends and similar actions with respect to the Series A Preferred occurring after the Effective Time.

     "ORIGINAL PURCHASE PRICE" of any share of Class A Common Stock or Class B Common Stock as of any particular date shall be equal to the original purchase price paid for such share of Class A Common Stock or Class B Common Stock, as proportionately adjusted for stock splits, reverse stock splits, stock dividends and similar actions with respect to the Class A Common Stock or Class B Common Stock occurring after the Effective Time; PROVIDED that for all purposes hereof, the Original Purchase Price for each share of Class B Common Stock issued in connection with the Conversion shall be $7.3220769401, as proportionately adjusted for stock splits, reverse stock splits, stock dividends and similar actions with respect to the Class B Common Stock occurring after the Effective Time.

     "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "PRO RATA SHARE" means, for each holder of any share or shares of Series A Preferred, Class A Common Stock or Class B Common Stock of the Corporation, a fraction determined by dividing (i) the sum of (a) the aggregate Liquidation Value of all shares of Series A Preferred held by such holder plus all Series A Preferred Accumulated Dividends and all other accrued and unpaid dividends thereon, plus (b) the aggregate Original Purchase Price of all shares of Class A Common Stock and Class B Common Stock held by such holder, divided by (ii) the Denominator Amount.

     "SECURITYHOLDERS AGREEMENT" means that certain Securityholders Agreement, dated as of October 29, 2004, by and among the Company, FPH and OfficeMax Incorporated.

     "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company,

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partnership, association or other business entity. For purposes hereof, references to a "Subsidiary" of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term "Subsidiary" refers to a Subsidiary of the Corporation.

     (f) NOTICES. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

     (g) AMENDMENT AND WAIVER. No amendment, modification or waiver shall be binding or effective with respect to any provision of ARTICLE FOUR, SECTION 5 hereof without the prior written consent of the holders of a majority of the Series A Preferred outstanding at the time such action is taken.

                                  ARTICLE FIVE
                                    DURATION

     The Corporation is to have perpetual existence.

                                   ARTICLE SIX
                               BOARD OF DIRECTORS

     Section 1. NUMBER OF DIRECTORS. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time in the manner set forth in the bylaws of the Corporation.

     Section 2. ELECTION AND TERM OF OFFICE. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; PROVIDED THAT, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. The directors shall be elected and shall hold office only in this manner, except as expressly provided in SECTIONS 3 and 4 of this ARTICLE SIX. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     Section 3. CLASSES OF DIRECTORS. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible,

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of one-third of the total number of directors constituting the entire Board of
Directors. The initial division of the Board of directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2006 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2007 annual meeting; and the term of the initial Class III directors shall termination on the date of the 2008 annual meeting. At each succeeding annual meeting of the stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

     Section 4. NEWLY-CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until the annual meeting for the year in which such director's term expires and his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal as hereinafter provided.

     Section 5. REMOVAL OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class.

     Section 6. RIGHTS OF HOLDERS OF PREFERRED STOCK. Notwithstanding the provisions of this ARTICLE SIX, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

     Section 7. BYLAWS. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, the bylaws of the Corporation shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66-2/3% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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                                  ARTICLE SEVEN
                             LIMITATION OF LIABILITY

     To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE EIGHT
                                 INDEMNIFICATION

     Section 1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys' fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation. Any indemnification (but not advancement of expenses) under this ARTICLE EIGHT (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who were not parties to such proceeding (the "DISINTERESTED

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DIRECTORS"), even though less than a quorum, (b) by a committee of Disinterested
Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

     Section 2. ADVANCEMENT OF EXPENSES. Expenses (including attorneys' fees, costs and charges) incurred by a director or officer of the Corporation in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this ARTICLE EIGHT. The majority of the Disinterested Directors or a committee thereof may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation's counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

     Section 3. PROCEDURE FOR INDEMNIFICATION. Any indemnification or advance of expenses (including attorneys' fees, costs and charges) under this ARTICLE EIGHT shall be made promptly, and in any event within 30 days upon the written request of the director or officer (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this ARTICLE EIGHT). The right to indemnification or advances as granted by this ARTICLE EIGHT shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 30 days. Such person's costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney's fees, costs and charges) under this ARTICLE EIGHT where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to this ARTICLE EIGHT shall be the same procedure set forth in

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this Section 3 for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

     Section 4. OTHER RIGHTS; CONTINUATION OF RIGHT TO INDEMNIFICATION. The indemnification and advancement of expenses provided by this ARTICLE EIGHT shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this ARTICLE EIGHT shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this ARTICLE EIGHT is in effect. Any repeal or modification of this ARTICLE EIGHT or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this ARTICLE EIGHT, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this ARTICLE EIGHT, with respect to the resulting or surviving corporation, as he would if he/she had served the resulting or surviving corporation in the same capacity.

     Section 5. INSURANCE. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

     Section 6. RELIANCE. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE EIGHT in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE EIGHT shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

     Section 7. SAVINGS CLAUSE. If this ARTICLE EIGHT or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless

                                       15
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indemnify each person entitled to indemnification under the first paragraph of this ARTICLE EIGHT as to all expense, liability and loss (including attorneys' fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this ARTICLE EIGHT to the full extent permitted by any applicable portion of this ARTICLE EIGHT that shall not have been invalidated and to the full extent permitted by applicable law.

                                  ARTICLE NINE
                           ACTION BY WRITTEN CONSENT;
                        SPECIAL MEETINGS OF STOCKHOLDERS

     The stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. Special meetings of stockholders of the Corporation may be called only by either the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or by the chief executive officer of the Corporation. Notwithstanding the foregoing, the provisions of this Article Nine shall not apply at any time when the Corporation's Common Stock is not registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the holders of Class B Common Stock immediately after the Effective Time and Affiliates of such holders beneficially own, in the aggregate, 50% or more of the Corporation's Common Stock.

                                   ARTICLE TEN
                             CORPORATE OPPORTUNITIES

     To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of its subsidiaries. No amendment or repeal of this ARTICLE TEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

                                 ARTICLE ELEVEN
                                   SECTION 203

     The Corporation expressly elects to be governed by Section 203 of the DGCL.

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                                 ARTICLE TWELVE
                                    AMENDMENT

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation, the Bylaws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Certificate of Incorporation, the Bylaws of the Corporation or otherwise, the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, ARTICLES SIX, SEVEN, EIGHT, NINE, TEN or TWELVE of this Certificate of Incorporation.

                                ARTICLE THIRTEEN
                                SOLE INCORPORATOR

     The name and mailing address of the sole incorporator are as follows:

     Karen E. Gowland
     Boise Cascade, LLC
     1111 W. Jefferson St.
     Boise, Idaho 83728

          I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 9th day of May, 2005.


                                               /S/ KAREN E. GOWLAND
                                               ---------------------------------
                                               Karen E. Gowland
                                               Sole Incorporator

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